Press Release

Contact:
Brian D. Spielmann
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
bspielmann@firstbusiness.bank

First Business Bank Announces $5.0 Million Share Repurchase Program

MADISON, WI – April 30, 2024 – First Business Financial Services, Inc. (the “Company” or “First Business Bank”) (Nasdaq: FBIZ) a leader in commercial banking and specialty finance, today announced its board of directors has approved a $5.0 million share repurchase program. This program authorizes the repurchase of shares of the Company’s common stock as part of its ongoing capital management strategy. The share repurchase program has no expiration date.

While First Business Bank has experienced robust balance sheet growth and does not currently intend to execute on the share repurchase program, the Company believes it is prudent to have such a program in place. This allows for flexibility in capital management and the ability to enhance shareholder value, by repurchasing Company shares if and when appropriate.

Corey Chambas, President and CEO of First Business Bank, commented on the announcement, “Our strong balance sheet growth is a testament to the hard work and dedication of our team. While we have no immediate plans to utilize the new share repurchase program, we believe it is sound capital management to have this option available.”

Under the new share repurchase program, certain officers of the Company are authorized to direct the repurchase of Company shares in such quantities, at such prices and on such other terms as they determine in their discretion to be in the best interests of the Company and its shareholders, up to a maximum aggregate purchase price of $5 million, in accordance with applicable banking and securities regulations. The Company anticipates that it will, at the appropriate time, enter into a Rule 10b5-1 trading plan, which will allow the Company to effectuate repurchases under the program during periods in which the Company and its directors and officers are or may be deemed to be in possession of material nonpublic information, provided that such officers may enter into a Rule 10b5-1 trading plan only at such time as the Company and its directors and officers are not actually in possession of material, non-public information.

There is no guarantee as to the exact number or value of shares, if any, that will be repurchased by the Company. Any share repurchases will depend on several factors, including, in part, the Company’s stock price performance, ongoing capital planning considerations, general market conditions and applicable legal requirements.

About First Business Bank
First Business Bank specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting Services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2023 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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